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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BE AEROSPACE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BE AEROSPACE, INC.
1400 CORPORATE CENTER WAY
WELLINGTON, FLORIDA 33414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 24, 2004

        Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 A.M. on Thursday, June 24, 2004 for the following purposes:

  1.
  To elect two Class I directors;

  2.
  To consider and act upon a proposal to amend the 1994 Employee Stock Purchase Plan including an increase in the number of shares available for issuance thereunder by 500,000 shares;

  3.
  To transact any other business that may properly come before the meeting, or any adjournment thereof.

        Stockholders of record at the close of business on April 26, 2004 are entitled to notice of and to vote at the meeting.

        Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                      By Order of the Board of Directors,

                      EDMUND J. MORIARTY
                      Secretary

Wellington, Florida
May 6, 2004

FORWARD-LOOKING INFORMATION

        This Proxy Statement contains certain forward-looking statements and information relating to the Company and its operations, governance and policies and procedures that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Proxy Statement, words such as "anticipate", "believe", "conclude", "estimate", "expect", and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and as a result are subject to certain risks, uncertainties and assumptions. Should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, concluded, estimated or expected. Further information about these matters can be found in the Company's other Securities and Exchange Commission filings. The Company does not intend to update these forward-looking statements.

TABLE OF CONTENTS

PROPOSAL NO. 1—ELECTION OF DIRECTORS	2
DIRECTOR NOMINEES	2
CURRENT DIRECTORS	3
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES	4
STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS	5
CODE OF ETHICS	5
NOMINATION OF DIRECTORS	5
COMPENSATION OF DIRECTORS	6
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	7
AUDIT COMMITTEE	7
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
EXECUTIVE COMPENSATION	12
REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	12
COMPENSATION OF EXECUTIVE OFFICERS	14
SUMMARY COMPENSATION TABLE	14
STOCK OPTIONS	15
OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS	15
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES	15
STOCK OPTION EXCHANGE PROGRAM	15
EQUITY COMPENSATION PLAN INFORMATION	16
RETIREMENT ARRANGEMENTS	18
EMPLOYMENT CONTRACTS	19
MANAGEMENT RETENTION PROGRAM	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
PERFORMANCE GRAPH	23
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24
PROPOSAL NO. 2—APPROVAL OF AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN	24
AUDIT MATTERS	27
PRINCIPAL ACCOUNTANT FEES AND SERVICES	27
AUDIT FEES	27
AUDIT-RELATED FEES	27
TAX FEES	27
ALL OTHER FEES	27
PRE-APPROVAL POLICIES AND PROCEDURES	28
STOCKHOLDER PROPOSALS	28
OTHER MATTERS	28
FORM 10-K	28
APPENDIX 1: BE AEROSPACE, INC. AUDIT COMMITTEE CHARTER	A-1

i

BE AEROSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 24, 2004

PROXY STATEMENT

        THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 7, 2004.

        The enclosed form of proxy is solicited on behalf of the Board of Directors of BE Aerospace, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 A.M. on Thursday, June 24, 2004 or at any adjournment thereof (the "Meeting"). A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by otherwise delivering a written revocation to the Secretary of the Company; or (iii) by attending the Meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

        The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefore in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other stockholders. The Company has also retained Georgeson Shareholder Communications, Inc. to assist in such solicitation for a fee of $6,000 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

        In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), at the close of business on April 26, 2004 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had 36,974,624 shares of Common Stock issued and outstanding. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

        Consistent with Delaware state law and the Company's by-laws, a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the Company to act as inspector of election for the Meeting. The two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The affirmative vote of a majority of the votes in attendance at the Meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast is necessary to approve the actions described in Proposal No. 2 of the accompanying Notice of Annual Meeting. The inspector of election will count the total number of votes cast "for" approval of Proposal No. 2 for purposes of determining whether sufficient affirmative votes have been cast.

        The inspector of election will count shares represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposal No. 2 or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposal No. 2.

        The Annual Report to Stockholders for the Company's fiscal year ended December 31, 2003 accompanies this proxy statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

        Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

        The nominees are the two directors currently designated as Class I Directors, whose terms expire at the Meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

        If Proposal No. 1 is approved, Messrs. Jim C. Cowart and Brian H. Rowe will be elected as Class I Directors for a term of three years, expiring at the 2007 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

        The Company expects that Messrs. Cowart and Rowe will be able to serve, but if either is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

        Set forth below is the business experience of, and certain other information regarding, the two director nominees and the other current directors of the Company.

Director Nominees

Name, Age (As Of June 7, 2004), Business Experience And Current Directorships	Director Since
JIM C. COWART, 52
Jim C. Cowart has been a Director since November 1989. Mr. Cowart is currently a principal of Cowart & Co. LLC and Auriga Partners, Inc., private capital firms that provide strategic planning, competitive analysis, financial relations and other services. From August 1999 to May 2001, he was chairman of QualPro Corporation, an aerospace components manufacturing company, and from February 1998 to November 2000, Mr. Cowart was chairman and CEO of E-Com Architects, Inc., a computer software company. From January 1993 to November 1997, he was the chairman and CEO of Aurora Electronics Inc. Previously, Mr. Cowart was a founding general partner of Capital Resource Partners, a private investment capital manager, and he held various positions in investment banking and venture capital with Lehman Brothers, Shearson Venture Capital and Kidder, Peabody & Co.	1989

BRIAN H. ROWE, 73
Brian H. Rowe has been a Director since July 1995. He is currently chairman emeritus of GE Aircraft Engines, a principal business unit of the General Electric Company, where he also served as chairman from September 1993 through January 1995 and as President from 1979 through 1993. Since February 2001, Mr. Rowe has acted as chairman of Atlas Air, an air cargo carrier, where he has served as a director since March 1995. Since December 1995, Mr. Rowe has also been a director of Textron, Inc., a manufacturer of aircraft, automobile components, an industrial segment, systems and components for commercial aerospace and defense industries, and financial services.	1995

Current Directors

Name, Age (As Of June 7, 2004), Business Experience And Current Directorships	Director Since	Term Expires
DAVID C. HURLEY, 64
David C. Hurley has been a Director since June 2003. He is currently the Vice Chairman of PrivatAir, a corporate aviation services company based in Geneva, Switzerland, where he served as Chief Executive Officer from 2000 to February 2003. Prior to 2000, Mr. Hurley was the Chairman and Chief Executive Officer of Flight Services Group (FSG), a corporate aircraft management and sales company, which he founded in 1984 and which was acquired by PrivatAir in 2000. Before founding FSG, Mr. Hurley served as Senior Vice President of Domestic and International Sales for Canadair Challenger. He currently serves on the Boards of the Smithsonian Institution's National Air and Space Museum, the Corporate Angel Network, the Wings Club, Aerosat, Inc. and Capital Route Limited.	2003	2005
ROBERT J. KHOURY, 62 Robert J. Khoury has been a Director since July 1987, when he co-founded the Company. He currently serves as President and Chief Executive Officer. From April 1996 through August 2000, he served as Vice Chairman. Mr. Khoury is a board member of Mar-Test, Inc., a leading test lab for low cycle fatigue testing. Mr. Khoury is the brother of Amin J. Khoury.	1987	2005

JONATHAN M. SCHOFIELD, 63
Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as chairman of the board and CEO of Airbus Industrie of North America, Inc., a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft, and served as chairman from February 2000 until his retirement in March 2001. From 1989 until he joined Airbus, Mr. Schofield was president of United Technologies International Corporation. Mr. Schofield presently sits on the Boards of Aviall, Inc. and SS&C Technologies, Inc., and is a trustee of LIFT Trust.	2001	2005

RICHARD G. HAMERMESH, 56
Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh is currently a professor of Management Practice at the Harvard Business School. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development-consulting firm. Prior to this, from 1976 to 1987, Dr. Hamermesh was a member of the faculty of the Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh is also a director of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films used in consumer products labeling and packaging applications.	1987	2006

AMIN J. KHOURY, 65
Amin J. Khoury has been the Company's Chairman of the Board since July 1987 when he founded the Company and was Chief Executive Officer until April 1, 1996. Mr. Khoury is currently the chairman of the board of directors and chief executive officer of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films used in consumer products labeling and packaging applications, a member of the board of directors of Brooks Automation, Inc., a leading supplier of integrated automation solutions for the global semiconductor, data storage and flat panel display manufacturing industries, and a member of the board of directors of Synthes-Stratec, the world's largest orthopedic trauma medical device company. Mr. Khoury is the brother of Robert J. Khoury.	1987	2006

WESLEY W. MARPLE, JR., 72
Wesley W. Marple, Jr. has been a Director since October 2003. Dr. Marple is currently a Professor of Finance at Northeastern University. He was a Ford Foundation Fellow and member of the faculty at the Harvard Business School before joining Northeastern's College of Business Administration in 1966. He returned to the Harvard Business School as a Visiting Professor during the 1980-81 academic year. Dr. Marple has been a member and past chairman of the Financial Advisory Board of the Commonwealth of Massachusetts. He was a trustee of Eastern Utilities Associates and of several Scudder mutual funds. He has served as a consultant to many companies including Arthur D. Little, Sears Roebuck, IBM and Honeywell. Dr. Marple currently is Chairman of the Board of Directors of the Biddeford Internet Corporation, a director of the Hult International Business School, and a director of the New Hampshire Electric Cooperative.	2003	2006

Meetings of the Board of Directors and Committees

        The Board of Directors held five meetings during 2003 and acted pursuant to unanimous written consent on two occasions. We do not have a specific policy for director attendance at annual meetings, but we encourage all directors to use reasonable efforts to attend our annual meeting. All directors attended the 2003 annual meeting. The Board of Directors currently has three standing committees, the Audit Committee, the Stock Option and Compensation Committee and the Nominating Committee. Each director attended at least 75% of the Board of Directors meetings and meetings of committees of the Board of Directors on which they served during 2003. The Board of Directors has determined that Messrs. Hurley, Hamermesh, Marple, Rowe and Schofield are independent under Nasdaq Rule 4200.

        The Audit Committee is currently composed of Messrs. Hamermesh, Hurley and Marple. Messrs. Schofield and Cowart resigned from the committee on January 29, 2004 and March 10, 2004, respectively. Dr. Marple was appointed to the Audit Committee on January 29, 2004. During 2003, the committee held five meetings. The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors' qualifications, independence and performance and monitoring the performance of our internal audit and control functions. The Audit Committee operates under a written charter adopted and approved by our Board of Directors, a copy of which is attached hereto as Appendix I and is available on our website at www.beaerospace.com in the Investors Relations section.

        The Stock Option and Compensation Committee is currently composed of Messrs. Schofield and Rowe. The Stock Option and Compensation Committee held two meetings and acted pursuant to unanimous written consent on one occasion during 2003. The Stock Option and Compensation

Committee provides recommendations to the Board of Directors regarding compensation matters and administers the Company's stock option and compensation plans. All of the members of the Compensation Committee are independent as defined by current Nasdaq rules.

        The Nominating Committee was established in 2004 and is currently composed of Messrs. Hamermesh, Rowe and Schofield. The Nominating Committee is responsible for assisting the Board of Directors by actively identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of stockholders. All of the members of the Nominating Committee are independent as defined by current Nasdaq rules. The Nominating Committee operates under a written charter adopted and approved by our Board of Directors, a copy of which is available on our website at www.beaerospace.com in the Investors Relations section.

Stockholder Communications with our Board of Directors

        To facilitate the ability of stockholders to communicate with our Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent: directors@beaerospace.com, or The Board of Directors, c/o The Corporate Secretary, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, FL 33414.

        Our Corporate Secretary reviews all correspondence addressed to the Board of Directors and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters (other than potential ethical or conflict of interest situations which are directed to the Compliance Committee established by the Board of Directors) are brought to the attention of the Audit Committee.

Code of Ethics

        The Company has adopted a code of ethics, or Code of Business Conduct, to comply with the rules of the Securities Exchange Commission and Nasdaq. The Code of Business Conduct applies to the Company's directors, officers and employees worldwide, including the Company's principal executive officer and senior financial officers. A copy of the Company's Code of Business Conduct is available on our website at www.beaerospace.com in the Investors Relations section.

Nomination of Directors

        As provided in its charter, the Nominating Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders.

        The Nominating Committee seeks to create a Board of Directors that is strong in its collective diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge. The Nominating Committee reviews with the Board of Directors, on an annual basis, the current composition of the Board of Directors in light of characteristics of independence, age, skills, experience and availability of service to our company of its members and of anticipated needs. When the Nominating Committee reviews a potential new candidate, the Committee looks specifically at the candidate's qualifications in light of the needs of the Board of Directors at a given point in time.

        Generally, in nominating director candidates, the Nominating Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board of Directors shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities.

        Under our Nominating Committee charter, directors must inform the Chairman of the Board and the Chair of the Nominating Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the Board of Directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. The Board of Directors has not established any term limits to an individual's membership as a director.

        To recommend a nominee, a shareholder shall give notice to our Corporate Secretary at our registered address in Wellington, Florida. This notice should include the candidate's brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate's signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than the earlier of (1) 90 days before the first anniversary of the last Annual General Meeting of Shareholders or (2) ten days after the notice of the Annual General Meeting of Shareholders at which directors are to be elected is given. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate's independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating Committee.

        During 2003, two new independent directors were added to the board, significantly increasing the total size and the number of independent directors on our board. It is unlikely the Company will further expand the number of directors for the foreseeable future.

        The Nominating Committee has not received any nominations for director from shareholders for the 2004 Annual General Meeting of Shareholders.

Compensation of Directors

        Directors who are employees of the Company receive no additional compensation for serving on the Company's Board of Directors. Directors who are not employees of the Company (the "Eligible Directors") receive compensation of $15,000 per calendar quarter, half in cash and half in the Company's Common Stock pursuant to the Company's Non-Employee Directors Deferred Stock Plan. In addition, each Eligible Director receives $1,500 in cash for each Board Committee meeting attended. The portion of the compensation paid in the form of shares of Common Stock is held in an account until the termination of the Eligible Director's service (or such earlier date elected by the Eligible Director), when the shares are distributed to the Eligible Director in the form elected. The Board of Directors has the authority to accelerate the distribution of the shares in extraordinary circumstances. In the event of a change of control (as defined), the share accounts will be distributed to the directors in a lump sum.

        Eligible Directors are also entitled to participate in the 2001 Non-Employee Directors' Stock Option Plan, as amended from time to time. Under the plan, each Eligible Director is awarded options to purchase 5,000 shares of Common Stock on December 15th of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director is awarded options to purchase 35,000 shares of Common Stock as of the date of his or her first election as a director. The exercise price of all options granted under the 2001 Non-Employee Directors' Plan may not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant. The options expire 10 years after the date of grant and become exercisable with respect to 25% of the shares on each of the first through fourth anniversaries of the date of grant, subject to certain conditions that accelerate vesting. On December 15, 2003, each of the following Eligible Directors was awarded an option to purchase 5,000 shares of Common Stock at an exercise price of $5.51 per share: David C. Hurley and Wesley W. Marple, Jr. In connection with the Company's option exchange program (described below) Messrs. Cowart, Hamermesh, Rowe and Schofield were ineligible to receive stock option grants prior to January 26, 2004. As a result, each of these Eligible Directors was awarded an option to purchase 5,000 shares of Common Stock on January 26, 2004 at an exercise price of $6.59, which was the closing price of the Company's Common Stock on the trading day immediately preceding the day of grant.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship, as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), exists between the Company's Board of Directors or Stock Option and Compensation Committee and the board of directors or compensation committee of any other entity.

Audit Committee

        The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors' qualifications, independence and performance and monitoring the performance of our internal audit and control functions. The committee is currently composed of three directors, Messrs. Hamermesh, Hurley, and Marple, and operates under a written charter adopted and approved by the Board of Directors, a copy of which is attached hereto as Appendix I and is available on our website at www.beaerospace.com in the Investors Relations section.

        The Company's Audit Committee is a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of Exchange Act. All three current Directors serving on the Audit Committee are independent committee members as defined by the Nasdaq National Market listing standards and pursuant to Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our Board of Directors has determined that Mr. Marple is an "audit committee financial expert" in accordance with current SEC rules.

Report of the Audit Committee of the Board of Directors

        Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

        We have reviewed and discussed the audited consolidated financial statements for 2003, with management and Deloitte & Touche LLP, the Company's independent auditors.

        We also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        The Company's independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board of Directors that the Company's audited consolidated financial statements for 2003 be included in the Company's Annual Report on Form 10-K. We have also recommended the selection of the Company's independent auditors, and, based on our recommendation, the Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2004.

        With respect to the above matters, the Audit Committee submits this report.

                      Audit Committee:
                      Richard G. Hamermesh
                      David C. Hurley
                      Wesley W. Marple, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 26, 2004, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the Company's Chief Executive Officer and the six other most highly paid executive officers (the "Named Executive Officers") in 2003 and each of the Company's directors; and (iii) all of the Company's executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

	Common Stock Beneficially Owned
	Number of Shares		Percent of Outstanding Shares(1)
FMR Corp. 82 Devonshire Street Boston, MA 02109	5,371,367	(2)	14.53%
Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258	3,104,143	(3)	8.40%
Hansjorg Wyss 1690 Russell Road Paoli, PA 19301	2,194,609	(4)	5.94%
Amin J. Khoury+*	645,834	(5)	1.69%
Robert J. Khoury+*	409,025	(6)	1.07%
Thomas P. McCaffrey+	270,373	(7)	**
Jim C. Cowart*	191,922	(8)	**
Brian H. Rowe*	159,255	(9)	**
Michael B. Baughan+	132,020	(10)	**
Mark D. Krosney+	92,540	(11)	**
Robert A. Marchetti+	82,336	(12)	**
Richard G. Hamermesh*	68,105	(13)	**
Jonathan M. Schofield*	56,433	(14)	**
David C. Hurley*	12,973	(15)	**
Wesley W. Marple, Jr.*	2,645	(16)	**
All Directors and Executive Officers as a group (14 Persons)	2,434,126		6.37%

+
Named Executive Officer

*
Director of the Company

**
Less than 1 percent

(1)
The number of shares of Common Stock deemed outstanding includes: (i) 36,974,624 shares of Common Stock outstanding as of April 26, 2004 and (ii) shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing April 26, 2004).

(2)
Based on information in Schedule 13G/A, as of December 31, 2003, filed on February 17, 2004 by FMR Corp., a parent holding company. FMR Corp. reported sole voting and dispositive power with respect to 192,600 of the reported shares. Fidelity Management & Research Company ("Fidelity"), an investment advisor and wholly owned subsidiary of FMR Corp., is the beneficial owner of 5,178,767 of the reported shares. Edward C. Johnson, Chairman of FMR Corp., and

  FMR Corp., through their control of Fidelity, each have sole power to dispose of the 5,178,767 shares beneficially owned by the Fidelity Funds. The power to vote the 5,178,767 shares resides with the Board of Trustees of the Fidelity funds. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G/A.

(3)
Based on information in Schedule 13G/A, as of December 31, 2003, filed on February 5, 2004 by Mellon Financial Corporation, a parent holding company. Mellon Financial Corporation reported sole voting power with respect to 1,707,363 of the reported shares and sole dispositive power with respect to all of the reported shares. The Boston Company Asset Management, LLC, an investment advisor and subsidiary of Mellon Trust of New England National Association, which is a bank and a subsidiary of Mellon Financial Corporation, has sole voting power with respect to 1,320,150 of the reported shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G/A.

(4)
Based on information set forth in the Schedule 13D/A filed on October 2, 2002 by Hansjorg Wyss. Mr. Wyss reported sole voting and dispositive power with respect to all 2,194,609 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13D/A.

(5)
Includes 300,834 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 272,499 shares of Common Stock that are not exercisable in the next sixty days. Excludes shares owned by children and grandchildren in which Mr. Khoury has no beneficial interest.

(6)
Includes 292,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) Plan. Excludes options to purchase 247,500 shares of Common Stock that are not exercisable in the next sixty days.

(7)
Includes 177,084 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) Plan. Excludes options to purchase 161,249 shares of Common Stock that are not exercisable in the next sixty days.

(8)
Includes 32,917 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 30,415 shares of Common Stock that are not exercisable in the next sixty days.

(9)
Includes 48,750 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 17,916 shares of Common Stock that are not exercisable in the next sixty days.

(10)
Includes 117,188 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) Plan. Excludes options to purchase 111,562 shares of Common Stock that are not exercisable in the next sixty days.

(11)
Includes 71,042 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 93,124 shares of Common Stock that are not exercisable in the next sixty days.

(12)
Includes 59,584 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) Plan. Excludes options to purchase 58,749 shares of Common Stock that are not exercisable in the next sixty days.

(13)
Includes 7,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 17,916 shares of Common Stock that are not exercisable in the next sixty days.

(14)
Includes 3,750 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 22,916 shares of Common Stock that are not exercisable in the next sixty days.

(15)
Includes 8,750 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 31,250 shares of Common Stock that are not exercisable in the next sixty days.

(16)
Includes 2,645 shares owned pursuant to the Company's Non-Employee Directors Deferred Stock Plan. Excludes options to purchase 40,000 shares of Common Stock that are not exercisable in the next sixty days.

EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee of the Board of Directors

        The Stock Option and Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for 2003:

        The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing commercial aerospace industry.

        The Company relies on four compensation components to retain and motivate executive performance: annual salary, incentive cash bonuses, retirement benefits and stock-based incentive compensation. Each of the Company's Chief Executive Officer and the five other most highly compensated executive officers has an employment agreement that establishes an annual base salary at a level the Company believes is competitive for companies in the aerospace and airline industries and in the mid-range for growth companies traded on the Nasdaq National Market. In addition to base salary, each Named Executive Officer may receive an incentive cash bonus at the end of each fiscal year based upon corporate performance and that officer's individual performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to net revenues, operating earnings and working capital management for the year, together with gains in market share for the Company's products. Because the Stock Option and Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Stock Option and Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria. Amin Khoury, Robert Khoury and Thomas McCaffrey also have a retirement benefit provision in their employment agreements. See "Retirement Arrangements" below.

        While skeptical about the significance of short-term fluctuations in stock price, the Stock Option and Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees through the Company's stock-based incentive compensation program. Stock options are granted to key employees with an exercise price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

        On June 23, 2003, the Company launched a shareholder approved stock option exchange program pursuant to which certain employees and non-employee directors were offered the opportunity to exchange their stock options with an exercise price equal to, or in excess of, $12.00 per share for new stock options. The offer was a three-for-one exchange. Each participant received one new stock option to purchase one share of BE Aerospace Common Stock for every three eligible options canceled. The eligible stock options were canceled on July 22, 2003 and the new stock options were granted on January 26, 2004.

        The Stock Option and Compensation Committee believes that the offer was in the best interest of both the Company and its stockholders. The Company had not paid any management incentive compensation for the prior two years and did not anticipate doing so in the near future. As a result, stock options are a critical component of the Company's compensation arrangement for employees and directors. The financial crisis in the airline industry has negatively impacted the Company's stock price resulting in few stock option exercises. Moreover, due to this negative impact on the Company's stock price, many of the outstanding stock options were "underwater" because they had exercise prices that were significantly higher than the then existing prices of the Company's Common Stock. These options were perceived to have no value and consequently were not effectively providing the intended motivation and retention purpose. By granting new options with an exercise price equal to the closing price of the Company's Common Stock on the day before the date of grant and subjecting these new options to a three-year vesting schedule, the Company succeeded in enhancing the motivational and retention aspects of the stock options. Moreover, as 2,837,596 stock options, representing 98% of the 2,900,221 of eligible stock options were canceled in the offer and only one third of the shares subject to these options were used to grant the replacement stock options, the potential dilution of the Company's outstanding stock options to stockholders was significantly decreased.

        The annual base salary for Mr. Robert J. Khoury, President and Chief Executive Officer of the Company during 2003 was $747,000. See "Employment Contracts—Robert J. Khoury" below. Mr. Khoury was not granted a bonus in 2003. In determining the incentive compensation awards for Mr. Khoury, the Stock Option and Compensation Committee considered the Company performance criteria described above, as measured by specific targets and performance objectives, and concluded that the Company had made progress during 2003 toward achieving such targets and performance objectives. The Stock Option and Compensation Committee also considered the Company's progress toward its strategic objective of becoming the industry leader in manufacturing and servicing commercial and business jet cabin interior equipment, and Mr. Khoury's leadership role in achieving such progress. Notwithstanding such achievements, in light of the difficult economic environment in which the Company is currently operating, no bonus was granted in 2003.

        To the extent that it is practicable and consistent with the Company's executive compensation philosophy, the Company intends to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), which limits the deductibility of certain compensation payments to the Company's executive officers in excess of $1 million. If compliance with Section 162(m) of the Internal Revenue Code conflicts with the compensation philosophy or is determined not to be in the best interest of stockholders, the Stock Option and Compensation Committee will abide by the compensation philosophy.

        With respect to the above matters, the Stock Option and Compensation Committee submits this report.

                      Stock Option and Compensation Committee:
                      Jonathan M. Schofield
                      Brian H. Rowe

Compensation of Executive Officers

        The following table sets forth information with respect to the compensation of the Named Executive Officers for 2003, for the ten month transition period ended December 31, 2002 and for the fiscal years ended February 2002 and 2001.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation		Other Annual Compensation ($)(1)
Name and Principal Position					Securities Underlying Option($)	All Other Compensation
	Year	Salary($)	Bonus($)
Amin J. Khoury	2003	897,148	0	166,542	0	6,000	(2)
Chairman	2002TP	765,190	0	128,845	90,000	1,177
	2002	861,511	0	132,148	120,000	53,883
	2001	744,034	485,000	86,494	65,000	29,146
Robert J. Khoury	2003	739,891	0	0	0	6,000	(2)
President and	2002TP	628,084	0	61,846	90,000	1,092
Chief Executive Officer	2002	706,696	0	77,684	120,000	48,799
	2001	637,992	485,000	0	65,000	25,520
Thomas P. McCaffrey	2003	359,545	0	0	0	6,000	(2)
Corporate Senior Vice President of	2002TP	305,187	0	0	60,000	531
Administration and Chief Financial Officer	2002	343,350	0	0	80,000	25,911
	2001	309,304	220,000	0	45,000	12,372
Michael B. Baughan	2003	280,927	0	0	0	6,000	(2)
Senior Group Vice President and General	2002TP	235,251	0	0	60,000	13,074
Manager—Seating Products Group	2002	235,664	0	0	60,000	19,683
	2001	223,657	70,000	0	5,000	10,466
Mark D. Krosney	2003	252,880	0	0	0	6,000	(2)
Group Vice President and General	2002TP	212,387	0	0	45,000	2,181
Manager—Business Jet Group	2002	217,474	0	0	90,000	67,088
	2001	136,207	0	0	0	5,448
Robert A. Marchetti(3)	2003	238,226	75,000	0	0	5,467
Group Vice President and General	2002TP	204,447	0	0	0	10,858
Manager—Fastener Distribution Group	2002	209,205	0	0	85,000	244,317
	2001	—	—	—	—	—

(1)
During 2003, for the ten-month transition period ended December 31, 2002 and for the fiscal years ended February 2002 and 2001, the cost of perquisites furnished to each executive officer, with the exception of Mr. Amin Khoury and Mr. Robert Khoury, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of that executive officer as reported in the table above. With respect to Mr. Amin Khoury, amounts reported for 2003, for the ten-month transition period ended December 31, 2002 and the fiscal years ended February 2002 and 2001 include an automobile allowance of $37,586, $33,249, $37,259 and $35,456, respectively, and personal use of the Company aircraft of $103,460, $84,074, $62,193 and $48,064, respectively. With respect to Mr. Robert Khoury, amounts reported include personal use of the Company aircraft for the ten-month transition period ended December 31, 2002 of $45,181 and executive medical coverage for the fiscal year ended February 2002 of $41,131.

(2)
Represents contributions to the Company's 401(k) Plan for 2003.

(3)
Mr. Marchetti commenced his employment with the Company as of February 26, 2001.

Stock Options

        During 2003, the Company did not grant any stock options to its employees.

Option Exercises and Fiscal Year-End Holdings

        The following table provides information concerning stock option exercises during 2003 and the number and value of unexercised stock options held by each Named Executive Officer as of December 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Unexercised Options At December 31, 2003(1)		Value of Unexercised In-The-Money Options At December 31, 2003(2)
	Shares Acquired	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Amin J. Khoury	—	$—	235,000	75,000	$162,315	$83,115
Robert J. Khoury	—	$—	235,000	75,000	$162,315	$83,115
Thomas P. McCaffrey	—	$—	140,000	50,000	$108,210	$55,410
Michael B. Baughan	—	$—	95,000	45,000	$88,410	$48,810
Mark D. Krosney	—	$—	52,500	37,500	$61,358	$41,558
Robert A. Marchetti	—	$—	45,000	15,000	$59,400	$19,800

(1)
The amounts in this column reflect the cancellation of certain stock options held by the Named Executive Officers pursuant to the Company's option exchange offer (described below) but do not reflect the grant of new stock options made on January 26, 2004.

(2)
The amounts in this column reflect the difference between the closing price of a share of the Company's Common Stock on the Nasdaq National Market on December 31, 2003, the last trading day of the fiscal year, of $5.40, and the option's exercise price. The actual value of unexercised options fluctuate depending on the price of the Company's Common Stock.

  Stock Option Exchange Program

        On June 23, 2003, the Company launched a stock option exchange program pursuant to which employees and non-employee directors of the Company and its subsidiaries were given the opportunity to exchange certain of their stock options granted under the Company's equity plans with an exercise price equal to, or in excess of, $12.00. The offer, which was approved by the Company's shareholders at the June 19, 2003 shareholders meeting, was a three-for-one exchange whereby the Company granted one new stock option to purchase one share of Common Stock for every three eligible stock options tendered in the offer. The offer closed on July 22, 2003, at which time 2,837,596 stock options held by 106 employees were canceled. Each of the Company's eligible non-employee directors and Named Executive Officers elected to participate in the offer with respect to all of their eligible stock options. As Messrs. Hurley and Marple did not hold any eligible stock options, they were not eligible to participate in the offer. In accordance with the terms of the offer, the Company granted an aggregate of 941,162 new stock options to the participating employees and directors on January 26, 2004, including the following to the Company's directors and Named Executive Officers:

Amin J. Khoury	188,333
Robert J. Khoury	155,000
Thomas P. McCaffrey	98,333
Michael B. Baughan	38,750
Mark D. Krosney	24,166
Jim C. Cowart	23,332
Jonathan M. Schofield	11,666
Robert A. Marchetti	8,333
Richard G. Hamermesh	6,666
Brian H. Rowe	6,666

        Each new stock option has an exercise price of $6.59, which was the closing price of the Company's Common Stock on the trading day immediately preceding the date of grant. The options were generally granted under the same plan, and have substantially the same terms, as the eligible options for which they were exchanged. All new stock options granted to employees vest in four equal annual installments with 25% vesting on the date of grant and on each of the first, second and third anniversaries of the date of grant. All new stock options granted to non-employee directors vest in four equal annual installments on each of the first through fourth anniversaries of the date of grant.

Equity Compensation Plan Information

        The Company maintains the following seven equity compensation plans under which the Company's Common Stock is authorized for issuance to employees and directors in exchange for services: Amended and Restated 1989 Stock Option Plan, 1991 Directors' Stock Option Plan, United Kingdom 1992 Employee Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan, 2001 Directors' Stock Option Plan, 1994 Employee Stock Purchase Plan and Non-Employee Directors Deferred Stock Plan. The United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan have not been approved by the Company's stockholders; the other plans have received the approval of the Company's stockholders.

        The following table provides aggregate information regarding the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company's equity compensation plans as of December 31, 2003. The information set forth below does not give effect to (i) the proposed amendment to the 1994 Employee Stock Purchase Plan set forth in Proposal No. 2, and (ii) the grant of 941,162 stock options on January 26, 2004 pursuant to the Company's stock option exchange program.

	(a)	(b)	(c)
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)(1)
Equity Compensation Plans approved by security holders(2):	1,871,000	$8.24	2,675,337
Equity Compensation Plans not approved by security holders(3):	2,611,698	$7.07	1,773,476

Total	4,482,698	$7.55	4,448,813

(1)
Numbers in this column also include rights granted pursuant to the 1994 Employee Stock Purchase Plan (other than the increase of shares approved by the Board of Directors, see "Proposal No. 2—Approval of Amendment to the 1994 Employee Stock Purchase Plan") and rights under the Non-Employee Directors Deferred Stock Plan.

(2)
Options were granted pursuant to the following plans: Amended and Restated 1989 Stock Option Plan, 1991 Directors' Stock Option Plan, 2001 Stock Option Plan and 2001 Directors' Stock Option Plan. The Company will not make any further awards under the Amended and Restated 1989 Stock Option Plan or the 1991 Directors' Stock Option Plan. Following the grant of new stock options on January 26, 2004 pursuant to the option exchange offer, (i) the number of securities to be issued upon exercise of outstanding options under these plans is 2,408,912 and (ii) the number of securities available for future issuance under these plans is 1,550,025.

(3)
Options were granted pursuant to the following plans: United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan. The Company will not make any further awards under the United Kingdom 1992 Employee Share Option Scheme. Following the grant of new stock options on January 26, 2004 pursuant to the option exchange offer, (i) the number of securities to be issued upon exercise of outstanding options under these plans is 2,980,473 and (ii) the number of securities available for future issuance under these plans is 1,388,451.

        Non-Stockholder Approved Plans    The material terms of the Company's non-stockholder approved equity compensation plans are summarized below.

        United Kingdom 1992 Employee Share Option Scheme.    The Board of Directors adopted the United Kingdom 1992 Employee Share Option Scheme (the "UK Plan") on July 15, 1992. The UK Plan is a United Kingdom Inland Revenue approved plan that provides for the grant of share options to key employees of the Company and its subsidiaries in the United Kingdom.

        The exercise price of the share options granted under the UK Plan is determined by the Board of Directors but will not be less than 100% of the fair market value of the Common Stock on the date of grant. Unless otherwise determined by the Board of Directors, share options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

        Upon an optionee's termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, share options will lapse immediately. In addition, upon a change in control of the Company, share options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms.

        The UK Plan expired on July 15, 2002. No additional shares may be granted thereunder.

        1996 Stock Option Plan.    The Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan") on August 16, 1996. The 1996 Plan provides for the grant of nonstatutory stock options to employees, consultants and advisers of the Company and its subsidiaries other than directors and executive officers. An aggregate of 420,368 shares of the Company's Common Stock are available for issuance pursuant to the 1996 Plan subject to adjustment in certain instances (including future stock dividends, splits, mergers, combinations or other changes in capitalization). No individual may be granted more than 250,000 options over the life of the 1996 Plan.

        The exercise price of the options is determined by the Board of Directors but will not be less than 100% of the fair market value of the Common Stock on the date of grant. Unless otherwise determined by the Board of Directors, options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

        Upon an optionee's termination of employment for any reason other than death or for cause, vested options will generally remain exercisable for three months and unvested options will be immediately forfeited. However, if the optionee has been an employee of the Company for at least ten years at the time of termination, vested options will generally remain exercisable until the original expiration date. In addition, upon a change in control of the Company either (i) all outstanding options will become immediately exercisable at least twenty days prior to the change in control and will terminate upon the effective date of the change in control or (ii) the Board of Directors will provide for the assumption or replacement of the outstanding options by the surviving corporation resulting from the change in control.

        The 1996 Plan will expire on August 15, 2006 unless terminated earlier by the Board of Directors.

Retirement Arrangements

        Pursuant to the employment agreement with Mr. Amin J. Khoury, upon the earlier of the Expiration Date (as defined) or termination of his employment, Mr. Khoury, or his designee, as the case may be, is entitled to receive retirement compensation (the "Retirement Compensation") in a lump sum equal to the product of (i) 150% times (ii) Mr. Khoury's highest annual salary (as defined) paid to him during his employment with the Company multiplied by (iii) the number of years of service provided by Mr. Khoury to the Company. The Retirement Compensation will become due as a result of a change of control (as defined), as a result of any other termination of Mr. Khoury's employment agreement, or as otherwise provided pursuant to the terms of the grantor trust established to fund the Company's retirement obligations to the executives, net of any prior distributions. See discussion of "Employment Contracts" below for Retirement Compensation payable after a change in control.

        Pursuant to the employment agreement with Mr. Robert J. Khoury, upon the earlier of the Expiration Date (as defined) or termination of his employment, Mr. Khoury, or his designee, as the case may be, is entitled to receive retirement compensation (the "Retirement Compensation") in a lump sum equal to the product of (i) Mr. Khoury's highest annual salary (as defined) paid to him during his employment with the Company multiplied by (ii) the number of years of service provided by Mr. Khoury to the Company. The Retirement Compensation will become due as a result of a change of control (as defined), as a result of any other termination of Mr. Khoury's employment agreement, or as otherwise provided pursuant to the terms of the grantor trust established to fund the Company's retirement obligations to the executives, net of any prior distributions. See discussion of "Employment Contracts" below for Retirement Compensation payable after a change in control.

        Pursuant to the employment agreement with Mr. Thomas P. McCaffrey, the Company will provide retirement compensation to Mr. McCaffrey, or his designee (the "Retirement Compensation") in a lump sum equal to the product of (i) one-half his average annual salary for the three year period preceding the date of his termination multiplied by (ii) the number of years of service provided by Mr. McCaffrey to the Company. The Retirement Compensation will become due as a result of a change of control (as defined), as a result of any other termination of the executive's employment agreement, or as otherwise provided pursuant to the terms of the grantor trust established to fund the Company's retirement obligations to the executives, net of any prior distributions. See discussion of "Employment Contracts" below for Retirement Compensation payable after a change in control.

Employment Contracts

        Amin J. Khoury.    Mr. Amin Khoury is party to an employment agreement with the Company, amended as of October 20, 2003. The agreement has a rolling three-year term so that the term of the agreement extends through three years from any date as of which the term is being determined (the "Expiration Date") unless terminated earlier. Under the employment agreement, Mr. Khoury receives a base salary of $823,310 per year, subject to cost of living and other increases as determined from time to time by the Board of Directors. Mr. Khoury is also entitled to receive an annual incentive bonus from the Company at the discretion of the Board of Directors. The agreement also provides that Mr. Khoury and his spouse will receive medical, dental, health and executive medical reimbursement benefits for the remainder of their lives. During 2003, Mr. Khoury's annual base salary was $804,800 and he did not receive a bonus.

        Mr. Khoury is also party to an employment agreement with Advanced Thermal Sciences Corporation, the Company's wholly owned subsidiary ("ATS"), dated July 12, 2000, pursuant to which he serves as chairman of the board of directors and chief executive officer of ATS. The term of his agreement with ATS initially expires on July 12, 2005, and is automatically renewed for consecutive one-year periods thereafter until either Mr. Khoury or ATS gives the other party at least 30 days' written notice prior to the end of the then-applicable expiration date. Under his employment agreement with ATS, Mr. Khoury receives a base salary of $100,000 per year, subject to adjustment from time to time by ATS's board of directors. Mr. Khoury is also entitled to receive an annual performance incentive bonus at the discretion of ATS's board of directors. During Mr. Khoury's employment with ATS, he is entitled to participate in any applicable stock option plans of ATS.

        In the event of Mr. Khoury's death, his designee will receive (i) an amount equal to the salary that would have been due to Mr. Khoury from the date of his death until the Expiration Date, plus (ii) the Retirement Compensation (described above); provided, however, that in no event will the aggregate amount payable upon Mr. Khoury's death be less than twenty times the maximum annual salary paid to Mr. Khoury during his employment by the Company. The Company has purchased life insurance policies that would fully pay the benefit due upon Mr. Khoury's death. In the event of Mr. Khoury's incapacity, he will receive, through the Expiration Date, (i) two times his highest annual salary, (ii) continued health and welfare benefits, and (iii) a lump sum payment of the Retirement Compensation.

        If, within three years following a change of control of the Company (as defined), Mr. Khoury's employment with the Company is terminated by the Company or by Mr. Khoury for good reason (as defined), Mr. Khoury will receive a lump sum payment equal to the sum of (a) any accrued and unpaid salary and bonuses through the date of termination and (b) two times his base salary as in effect on the date of termination that would have been payable through the Expiration Date. Mr. Khoury would also be entitled to a lump sum payment of his Retirement Compensation determined as if he continued to be employed on the Expiration Date. In addition, if, within three years of a change of control, Mr. Khoury's employment with the Company is terminated for any reason other than death or incapacity, (i) through the Expiration Date he will continue to receive life insurance, reimbursement of business expenses and his automobile allowance and (ii) during the five year period following the date of termination, the Company will continue to provide him with certain perquisite benefits. Upon a change in control Mr. Khoury and his spouse would also continue to receive continued health and welfare benefits for their respective lives. Upon the execution of an agreement that would, if consummated, constitute a change in control, all stock options held by Mr. Khoury will immediately vest and become exercisable.

        Upon termination (or constructive termination) of Mr. Khoury's employment with ATS resulting from a change of control of ATS (as defined), he will receive a lump sum amount equal to his ATS salary (as in effect as of the termination date) and continuation of his salary, bonus, benefits and prerequisites through the expiration date of his then-current term. In addition, in the event that any payments made to Mr. Khoury that are contingent upon a change in control of the Company are subject to excise tax as an "excess parachute payment" under the Internal Revenue Code, Mr. Khoury would also receive a parachute excise tax "gross-up" payment.

        In the event his employment is terminated for any reason other than his death or incapacity, Mr. Khoury is also entitled to a lump sum severance amount equal to his annual salary. In addition, during the five years following Mr. Khoury's termination of employment for any reason other than death, the Company will continue to provide him with certain perquisite benefits. Upon termination of his service with ATS for any reason, Mr. Khoury will receive salary and benefit continuation for twelve months.

        During the term of the agreement and for a period of two years thereafter, Mr. Khoury may not compete with the Company or solicit its employees. In addition, Mr. Khoury is subject to a confidentiality provision that lasts indefinitely.

        On September 2, 2001, Mr. Khoury purchased 600,000 restricted shares of common stock of ATS at a purchase price of $0.26 per share, which was the fair market value of the ATS common stock on the date of purchase. The restricted shares are subject to a right of repurchase at the original purchase price that lapses over a three-year period (25% on the date of purchase and 25% on the three succeeding annual anniversary dates) subject to acceleration in certain instances. The restricted shares were purchased pursuant to an incentive stock option that was exercised immediately following grant. Mr. Khoury will be entitled to receive dividends on the ATS restricted shares, to the extent they are declared.

        Robert J. Khoury.    Mr. Robert Khoury is party to an employment agreement with the Company, amended as of October 20, 2003. The agreement has a rolling three-year term so that the term of the employment agreement extends through three years from any date as of which the term is being determined (the "Expiration Date"), unless terminated earlier. Under the employment agreement, Mr. Khoury receives a base salary of $764,181 per year, subject to cost of living and other increases as determined from time to time by the Board of Directors. Mr. Khoury is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors. In all other respects, Mr. Khoury's employment agreement contains substantially similar provisions to those in Mr. Amin J. Khoury's employment agreement as described above; however, Mr. Khoury is not an employee of ATS. During 2003, Mr. Khoury's annual base salary was $747,000 and he did not receive a bonus.

        Thomas P. McCaffrey.    Mr. McCaffrey is party to an employment agreement with the Company which was amended October 20, 2003, and which has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless sooner terminated (the "Expiration Date"). Under the employment agreement, Mr. McCaffrey receives a base salary of $400,000 per year subject to cost of living and other increases as determined from time to time by the Board of Directors. Mr. McCaffrey is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors. During 2003, Mr. McCaffrey's annual base salary was $363,000 and he did not receive a bonus.

        In the event of Mr. McCaffrey's death, his designee will receive (i) an amount equal to the salary that would have been due to Mr. McCaffrey through the Expiration Date and (ii) the Retirement Compensation (described above). In the event of Mr. McCaffrey's incapacity, he will receive (i) his salary and welfare benefits through the Expiration Date and (ii) the Retirement Compensation. If Mr. McCaffrey is terminated for cause (as defined) he will only be entitled to receive his unpaid salary and other benefits accrued or previously distributed through the date of termination.

        If, within three years following a change of control (as defined), Mr. McCaffrey's employment with the Company is terminated by the Company without cause (as defined) or by Mr. McCaffrey for good reason (as defined), he will receive (i) a lump sum payment equal to the sum of (a) any accrued and unpaid salary and bonuses through the date of termination and (b) two times his base salary as in effect on the date of termination that would have been payable through the Expiration Date, (ii) continued life insurance and welfare and certain perquisite benefits until the Expiration Date and (iii) the Retirement Compensation, less any previously distributed amounts. In addition, upon the execution of an agreement that would constitute a change in control (regardless of whether such agreement is consummated) all stock options held by Mr. McCaffrey will immediately vest and become exercisable. In the event that any payments made to Mr. McCaffrey that are contingent upon a change in control constitute an "excess parachute payment" under the Internal Revenue Code, Mr. McCaffrey will be entitled to receive an excise tax "gross-up" payment from the Company.

        In the event his employment is terminated for any reason other than his death or incapacity, Mr. McCaffrey is also entitled to a lump sum severance amount equal to his annual salary.

        Michael B. Baughan.    Mr. Baughan is party to an employment agreement with the Company dated May 28, 1999 that is automatically renewed for additional one-year terms unless either Mr. Baughan or the Company gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Baughan receives an annual salary of $285,500 per year subject to adjustment from time to time by the President of the Company. Mr. Baughan is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors, which may not exceed 100% of his then current salary. In the event of Mr. Baughan's death, his designee will receive an amount equal to the salary that would have been due through the expiration of the then-applicable term. In the event of Mr. Baughan's incapacity, Mr. Baughan will continue to receive his then current salary and benefits through the expiration date of the then-applicable term or until Mr. Baughan obtains alternate employment. In the event there is a change in control (as defined) prior to the expiration date as a result of which Mr. Baughan's employment is terminated or he resigns because of a change in his position, powers, duties, salary or benefits, Mr. Baughan will receive (i) a lump sum amount equal to his then-current salary and (ii) salary and benefit continuation through the expiration date of the then-applicable term. During 2003, Mr. Baughan's annual base salary was $281,250 and he did not receive a bonus.

        Mark D. Krosney.    Mr. Krosney is party to an employment agreement with the Company dated January 15, 2001 that is automatically renewed for additional one-year terms unless either Mr. Krosney or the Company gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Krosney receives an annual salary of $257,500 per year subject to adjustment from time to time by the President of the Company. In all other respects, Mr. Krosney's agreement is substantially similar to Mr. Baughan's employment agreement. During 2003, Mr. Krosney's annual base salary was $253,750 and he did not receive a bonus.

        Robert A. Marchetti.    Mr. Marchetti is party to an employment agreement dated February 26, 2001 that is automatically renewed for additional one-year terms unless either Mr. Marchetti or the Company gives the other party at least 90 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Marchetti receives an annual salary of

$254,217 per year subject to adjustment from time to time by the President of the Company. In all other respects, Mr. Marchetti's agreement is substantially similar to Mr. Baughan's employment agreement. During 2003, Mr. Marchetti's annual base salary was $238,815 and he did not receive a bonus.

Management Retention Program

        On March 15, 2002, the Company established a management retention program pursuant to which certain senior managers were granted the opportunity to purchase restricted Common Stock of ATS. The purchase price of the restricted shares was $0.26, which was the fair market value of the ATS Common Stock on the date of purchase. Each of the Company's Named Executive Officers, other than Mr. Amin Khoury, participated in this program purchasing the following number of restricted shares: Mr. Robert Khoury-150,000; Mr. McCaffrey-100,000; Mr. Baughan-50,000; Mr. Krosney-50,000; and Mr. Marchetti-50,000.

        The restricted shares generally vest on the fifth anniversary of the date of purchase; provided, however, that upon a qualified public offering of ATS prior to the fifth anniversary, the restricted shares will be deemed to have vested and will continue to vest 20% per year so that the shares are fully vested on the fifth anniversary of the date of grant. In addition, the shares will vest in full (i) upon a change in control of ATS and (ii) upon a termination of employment during the 12-month period following a change in control of the Company. For as long as ATS is a privately held company, the restricted shares are subject to a right of repurchase by ATS. Following a qualified public offering of ATS, the right of repurchase will generally lapse with respect to vested shares. The repurchase price with respect to vested shares is the fair market value of the ATS Common Stock on the date of repurchase. With respect to unvested shares, the repurchase price is equal to the lesser of (i) the original purchase price and (ii) the fair market value of the ATS Common Stock on the date of repurchase.

Certain Relationships and Related Transactions

        In 1990, the Company adopted a formal policy whereby all transactions between its officers, directors, principal stockholders or other affiliates must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and such transactions will be approved by a majority of the Company's independent and disinterested directors.

Performance Graph

        The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return on the Nasdaq National Market Index, the Dow Jones Airlines Index and the Dow Jones Aerospace and Defense Index from December 31, 1993 through December 31, 2003, based upon an assumed $100 investment in the Company's Common Stock and in the stocks comprising each such index as of each respective starting date.

COMPARISON OF 120 MONTH CUMULATIVE TOTAL RETURN*
AMONG BE AEROSPACE, INC., THE NASDAQ STOCK MARKET-US INDEX
THE DOW JONES AIRLINE INDEX
AND THE DOW JONES AEROSPACE & DEFENSE INDEX

*
$100 invested on 12/31/93 in stock or in index-including reinvestment of dividends.

(1)
The stock prices on the Performance Graphs are not necessarily indicative of future stock price performance.

None of the Report of the Compensation and Stock Option Committee of the Board of Directors, the Report of the Audit Committee of the Board of Directors or the Performance Graphs shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as from time to time in effect, or under the Exchange Act, as from time to time in effect, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and, with respect to its officers and directors, written representations that no other reports were required, during 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with, except that due to administrative errors Mr. Rowe filed two Forms 4 reporting an aggregate of ten transactions late and Mr. Marchetti filed one Form 4 reporting one transaction late.

        In making the above statements, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the Securities and Exchange Commission.

PROPOSAL NO. 2
APPROVAL OF AMENDMENT TO
THE 1994 EMPLOYEE STOCK PURCHASE PLAN

        On April 20, 2004, the Board of Directors unanimously approved, subject to stockholder approval, an increase in the number of shares of Common Stock available for purchase under the 1994 Employee Stock Purchase Plan (the "Purchase Plan") from 2,500,000 to 3,000,000, an increase of 500,000 shares. This amendment is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting. The following is a summary of the principal provisions of the Purchase Plan, but is not intended to be a complete description of all of the terms and provisions. This description is qualified by reference to the plan document, which may be obtained upon written request to the Company, Attention: General Counsel, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

        History.    The Purchase Plan was initially adopted by the Company's Board of Directors on February 1, 1994 and approved by the stockholders on August 11, 1994 reserving 500,000 shares for issuance. At the 2000 Annual Meeting, the Plan was amended to increase the number of shares available for issuance thereunder by 500,000 to 1,000,000. At the 2001 Annual Meeting, the Plan was amended to increase the number of shares available for issuance thereunder by 500,000 to 1,500,000. At the 2002 Annual Meeting, the Plan was amended to increase the number of shares available for issuance thereunder by 500,000 to 2,000,000. At the 2003 Annual Meeting, the Plan was amended to increase the shares available for Issuance thereunder by 500,000 to 2,500,000. The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. On April 26, 2004 the market price of the Common Stock on the Nasdaq National Market was $6.62.

        Administration.    The Purchase Plan is administered by the Compensation and Stock Option Committee of the Board of Directors which has the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Purchase Plan and to make, administer, and interpret such rules and regulations as it deems necessary.

        Eligibility.    Any individual who has been employed by the Company (or any of its majority-owned subsidiaries) for at least 90 days and is customarily employed by the Company (or any of its majority-owned subsidiaries) for at least 20 hours per week is eligible to participate in the Purchase Plan, provided that the individual is employed on the first day of an option period and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code.

        Option Periods.    The Purchase Plan is currently implemented by consecutive 6-month option periods, beginning on January 1 and July 1 of each year and ending on the last day of December and June, respectively. Shares are issued on the last day of each 6-month option period.

        Participation in the Plan.    Eligible employees become participants in the Purchase Plan by executing and delivering to the Company an enrollment form at least 15 days prior to the beginning of an option period. The enrollment form specifies the employee's contribution percentage (between 2% and 15% of "eligible compensation" as defined in the Internal Revenue Code) and authorizes the Company to make payroll deductions for the purchase of shares under the Purchase Plan. A participant may discontinue his or her participation in the Purchase Plan or may increase or decrease the rate of payroll deductions (but not below 2% of compensation) at any time during the option period by delivering written notice to the Company. Upon a withdrawal from the Purchase Plan during an option period, all payroll deductions for the option period will be returned to the participant in cash, without interest. The Participant may not reelect to participate in the Purchase Plan during the option period but may make a new election to participate in any future option period. Unless the participant's participation is discontinued, the purchase of shares occurs automatically at the end of the option period. Once an employee becomes a participant, he or she will automatically be enrolled in subsequent periods unless he or she withdraws from the plan or becomes ineligible to participate.

        Purchase Price.    The purchase price per share at which shares are sold under the Purchase Plan is 85% of the fair market value of the Common Stock on (a) the date of commencement of the option period or (b) the last day of the option period, whichever is lower. The fair market value of the Common Stock on a given date is the closing sales price on the Nasdaq National Market as of such date.

        Share Purchase Limits.    The maximum number of shares that a participant may purchase during any option period is the number of shares that when multiplied by the fair market value of the Company's Common Stock at the beginning of such option period equals $12,500 or less. In addition, no participant will be granted an option under the Purchase Plan which would allow the maximum number of shares that a participant may purchase under the Purchase Plan (or any employee stock purchase plan sponsored by the Company) to accrue at a rate which would exceed $25,000 in fair market value of such shares (determined at the first day of the option period) for each fiscal year in which the option is outstanding at any time. In addition, no participant will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock that may be purchased under the Purchase Plan or pursuant to any other options).

        Termination of Employment; Death.    Upon the termination of a participant's employment with the Company and its subsidiaries, the participant's participation in the Purchase Plan will immediately cease and the participant will receive any amounts being held in his or her account. In the event of a participant's death during an option period, the participant's designated beneficiary will be entitled to receive the amount credited to the participant's account or to have the account applied to the purchase of Common Stock at the end of the option period.

        Adjustment or Changes in Capitalization.    In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other capital change, the aggregate number of shares available under the Purchase Plan, the number of shares underlying options under the Purchase Plan and the purchase price of such options will be appropriately adjusted.

        Non-assignability.    No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason during the lifetime of a participant. If a participant attempts to make such a transfer, any option held by the participant may be terminated by the Company.

        Amendment and Termination of the Plan.    The Purchase Plan may be amended by the Board of Directors for any reason. However, if the Board of Directors elects to amend the Purchase Plan to increase the number of outstanding shares of Common Stock available for issuance, the amendment must be approved by the Company's stockholders within twelve months. On February 11, 2003, the Board of Directors amended the Purchase Plan to provide that the plan will remain in effect until December 31, 2013, unless terminated earlier by the Board of Directors.

        Certain Federal Income Tax Considerations.    The following is a general summary of certain United States federal income tax consequences based upon the laws as currently in effect and does not purport to cover possible foreign, state, local, estate, employment or other tax consequences.

        The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that the participant holds the shares. If the shares are disposed of by the participant at least two years after the beginning of the option period and at least one year from the date the shares are purchased, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) 15% of the fair market value of the shares on the first day of the option period, will be treated as ordinary income and any further gain will be taxed at long-term capital gain rates. If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

        If the shares are sold or otherwise disposed of before the expiration of such two-year and one-year periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income even if no gain is realized on the sale or if a gratuitous transfer is made. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

        The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of shares within two years from the date of grant or within one year of the date of purchase.

        New Plan Benefits.    It is not presently possible to determine the benefits or amounts that will be received by any particular employee or groups in the future.

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE PURCHASE PLAN DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT.

        The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the Meeting (at which a quorum is present) is required to approve the proposed amendment to the Purchase Plan.

AUDIT MATTERS

        Deloitte & Touche LLP has been selected to audit the financial statements of the Company for the fiscal year ending December 31, 2004 and to report the results of their examination.

        A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

        When considering Deloitte & Touche LLP's independence, the Audit Committee of the Company's Board of Directors considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence and has determined that such services do not interfere with that firm's independence in the conduct of its auditing function. The Audit Committee of the Company's Board of Directors also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Principal Accountant Fees and Services

        The following table sets forth by category of service the total fees for services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2003 and for the ten month transition period ended December 31, 2002 ("TP2002").

	2003	TP2002
Audit Fees	$1,314,335	$1,009,414
Audit-Related Fees	39,000	37,000
Tax Compliance Fees	352,178	309,756
Other Tax Fees	340,994	516,205

Total	$2,046,507	$1,872,375

  Audit Fees

        Audit fees in 2003 and TP2002 consisted of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with the audit of the Company's annual financial statements and for the review of the Company's financial information included in its annual report on Form 10-K and its quarterly reports on Form 10-Q and for reviews and statutory audits of our subsidiaries.

  Audit-Related Fees

        Audit-related fees in 2003 and TP2002 consisted of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with employee benefit plan audits.

  Tax Fees

        Total tax fees in 2003 and TP2002 were $693,172 and $825,961, respectively. Tax compliance fees in 2003 and TP2002 consisted of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with services for tax compliance. Other tax fees in 2003 and TP2002 consisted of the aggregate fees, including, expenses, billed by Deloitte & Touche LLP in connection with services for tax planning, tax advice, and tax audit assistance.

  All Other Fees

        We did not pay any fees to Deloitte & Touche LLP in 2003 and TP2002 other than those described above.

  Pre-Approval Policies and Procedures

        The Audit Committee approves all audit, audit-related services, tax services and other services provided by Deloitte & Touche LLP. Any services provided by Deloitte & Touche LLP that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes-Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2003, none of the fees paid to Deloitte & Touche LLP were approved pursuant to the de minimis exception.

        In making its recommendation to appoint Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2004, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm's independence in the conduct of its auditing function.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2005 pursuant to Rule 14a-8 under the Exchange Act, must be received by the Secretary of the Company at its executive offices no later than January 6, 2005 to be considered for inclusion in the Company's proxy materials for that meeting. In accordance with Section 2.11 of the Company's By-Laws, for notice of a stockholder proposal to be considered timely, but not included in the proxy materials, a stockholder's proposal must be delivered to, or mailed and received by, the Secretary of the Company no later than May 5, 2005.

OTHER MATTERS

        The Board of Directors is not aware of any matters that will be brought before the Meeting other than as described in this Proxy Statement. However, if any matters properly come before the Meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

FORM 10-K

        A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: BE Aerospace, Inc., Attention: Investor Relations, 1400 Corporate Center Way, Wellington, Florida 33414.

Appendix I

B/E AEROSPACE, INC.
AUDIT COMMITTEE CHARTER

Purpose

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities in respect of the company's audit, financial reporting, compliance programs, and Code of Business Conduct.

Composition

        The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, the NASD, the SEC or other applicable regulatory agency. Each member shall be an independent director, and free of any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. (The Board may appoint under exceptional and limited circumstances one director who is not "independent" under NASD rules if it determines that membership on the Audit Committee is required by the shareholders; it is in the Company's best interest; it is disclosed; and that director serves no more than 2 years and not as the Chair.) All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise. Members of the Committee shall serve at the pleasure of the Board.

Responsibilities and Duties

        To fulfill its responsibilities and duties the Audit Committee shall:

  a)
  Comply with the audit committee requirements set by the NASD and SEC.

  b)
  Meet at least four times a year or more frequently as circumstances dictate.

  c)
  Meet at least annually with financial management; the Director of Internal Auditing and the Independent Auditors in executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed.

  d)
  Meet annually with the company's senior financial management to review the company's major financial risk exposures.

  e)
  Approve and recommend to the Board, the selection of the Independent Auditors for the corporation, its divisions and subsidiaries.

  f)
  Appoints, approves funding and oversees the Independent Auditor engagements.

  g)
  Approve in advance all permissible non-audit services from the Independent Auditor in excess of $25,000; such approval may be delegated to any individual committee member. Non-audit services $25,000 or less, have a cap in the aggregate of 5% if the amount paid to the external auditors during the fiscal year must be approved by the Committee prior to completion.

  h)
  Review with management and the auditors, the scope of the Independent Auditors' audit plan and the Internal Auditors' annual audit plan, which are based in part, on analyses of the financial statements and internal control risk.

  i)
  Review the quarterly financial statements with financial management and the Independent Auditors prior to the filing of each Form 10-Q.

A-1

  j)
  Review the financial statements contained in the Annual Report to shareholders with financial management and the Independent Auditors to determine that the Independent Auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

  k)
  Review recommendations made by the Independent Auditors and the Internal Auditors with respect to significant changes in accounting procedures and internal accounting controls, and management's plan to implement the changes.

  l)
  Obtain from the Independent Auditors a formal written statement that delineates all auditor relationships with the company that may impact objectivity and take appropriate action to ensure auditor independence.

  m)
  Establish procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls or auditing matters. Establish procedures to ensure that all complaints are treated confidentially and anonymously.

  n)
  Review the process for communicating the Code of Business Conduct to company personnel, and for monitoring compliance therewith.

  o)
  If necessary, engage independent counsel and other advisors as dictated by the circumstances.

  p)
  Report annually to the shareholders, describing the committee's composition, responsibilities and how they were discharged, and any other information required by rule.

  q)
  Confirm annually that all responsibilities outlined in this charter have been carried out.

  r)
  Annually review the adequacy of this Audit Committee Charter and, if revised, submit to the Board of Directors for approval.

Adoption

        The Board of Directors approved this Charter on May 6, 2003.

A-2

☐	v Please Detach and Mail in the Envelope Provided v

Please Detach and Mail your proxy card back as soon as possible!	☒ Votes must be indicated (x) in Black or Blue ink.

The Board unanimously recommends a vote FOR Proposals 1 and 2.
1. Election of Two Class I Directors						To change your address, please mark this box.	☐
FOR all nominees listed below	/ /	WITHHOLD AUTHORITY to vote for all nominees listed below	/ /	*EXCEPTIONS	/ /	To include any comments, please mark this box.	☐
Nominees: Jim C. Cowart, Brian H. Rowe
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).

*Exceptions ____________________________________

	FOR	AGAINST	ABSTAIN
2. Proposal to amend the 1994 Employee Stock Purchase Plan.	☐	☐	☐

S C A N L I N E

Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date Share Owner sign here	Co-Owner sign here

PROXY

        ANNUAL MEETING OF
BE AEROSPACE, INC.

        JUNE 24, 2004

        The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Edmund J. Moriarty, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the "Company") to be held on June 24, 2004 in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m., and at any adjournments thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter which may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted FOR both nominees for Director and a vote FOR Proposal 2 and in the discretion of the named proxies as to any other matter that may properly come before the Meeting.

                                                BE AEROSPACE, INC.
                                                P.O. BOX 11044
                                                NEW YORK, N.Y. 10203-0044

(Continued and to be signed on reverse side)

QuickLinks

FORWARD-LOOKING INFORMATION
TABLE OF CONTENTS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPARISON OF 120 MONTH CUMULATIVE TOTAL RETURN* AMONG BE AEROSPACE, INC., THE NASDAQ STOCK MARKET-US INDEX THE DOW JONES AIRLINE INDEX AND THE DOW JONES AEROSPACE & DEFENSE INDEX
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2 APPROVAL OF AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN
AUDIT MATTERS
STOCKHOLDER PROPOSALS
OTHER MATTERS
FORM 10-K
B/E AEROSPACE, INC. AUDIT COMMITTEE CHARTER